UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Hill International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-0953973
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Commerce Square 2005 Market Street, 17th Floor Philadelphia, PA	19103
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

EXPLANATORY NOTE

This Form 8-A/A is filed by Hill International, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on May 15, 2015.

Item 1. Description of Registrant’s Securities to be Registered

On June 9, 2015, the Company announced that it executed an amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of May 5, 2015, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent. The Amendment accelerates the expiration of the Rights from 5:00 p.m., New York City time, on May 5, 2018 to 5:00 p.m., New York City time, on June 9, 2015, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2. Exhibits

The documents listed below are filed as exhibits to this Registration Statement.

Exhibit No.	Description

3.1

Certificate of Designation of Series A Preferred Stock of Hill International, Inc., as filed with the Secretary of State of the State of Delaware on May 6, 2015 (incorporated herein by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on May 11, 2015).

4.1

Rights Agreement, dated May 5, 2015, between Hill International, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent, which includes the Form of Certificate of Designation of Series A Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on May 11, 2015).

4.2

Amendment No. 1 to Rights Agreement, dated as of June 9, 2015, between Hill International, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 12, 2015).

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

HILL INTERNATIONAL, INC.

Dated: June 12, 2015	By:	/s/ William H. Dengler, Jr.
William H. Dengler, Jr.
	Title:	Senior Vice President and General Counsel

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